Exhibit 95.1
MINE SAFETY DISCLOSURE

Pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), issuers that are operators, or that have a subsidiary that is an operator, of a coal or other mine in the United States are required to disclose in their periodic reports filed with the SEC information regarding specified health and safety violations, orders and citations, issued under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) by the Mine Safety and Health Administration (the “MSHA”), as well as related assessments and legal actions, and mining-related fatalities.
The table below provides information for the three months ended June 30, 2026, at the Mountain Pass mine in San Bernardino County, California.
Additional information about the Mine Act and MSHA references used in the table follows:
•Section 104(a) Significant and Substantial (“S&S”) Citations: Citations received from MSHA under §104(a) of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard.
•Section 104(b) Orders: Orders issued by MSHA under §104(b) of the Mine Act, which represent a failure to abate a citation under §104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.
•Section 104(d) S&S Citations and Orders: Citations and orders issued by MSHA under §104(d) of the Mine Act for unwarrantable failure to comply with mandatory, significant and substantial health or safety standards.
•Section 110(b)(2) Violations: Flagrant violations issued by MSHA under §110(b)(2) of the Mine Act.
•Section 107(a) Orders: Orders issued by MSHA under §107(a) of the Mine Act for situations in which MSHA determined an “imminent danger” (as defined by MSHA) existed.

Mine	Mine Act §104(a) S&S Citations	Mine Act §104(b) Orders	Mine Act §104(d) S&S Citations and Orders	Mine Act §110(b)(2) Violations	Mine Act §107(a) Orders	Proposed MSHA Assessments (in whole dollars)	Mining Related Fatalities	Mine Act §104(e) Notice (Yes/No)(1)	Pending Legal Actions before Federal Mine Safety and Health Review Commission (Yes/No)
Mountain Pass	0	0	0	0	0	$2,586	0	No	No
(1)A written notice from the MSHA regarding a pattern of violations, or a potential to have such pattern under §104(e) of the Mine Act.